As filed with the Securities and Exchange Commission on March 15, 2007

Registration No. 333-135075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANALEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	71-0869563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2677 Prosperity Avenue, Suite 400

Fairfax, Virginia 22031

(703) 852-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Analex Corporation 2006 Long-Term Incentive Plan

(Full Title of the Plan)

Sterling E. Phillips, Jr.

Chairman and Chief Executive Officer

Analex Corporation

2677 Prosperity Avenue, Suite 400

Fairfax, Virginia 22031

(703) 852-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Deborah Fox	James Hanna
Corporate Vice President and General Counsel	Latham & Watkins LLP
QinetiQ North America Operations LLC	555 Eleventh Street, NW
7918 Jones Branch Drive, Suite 400	Suite 1000
McLean, VA 22102	Washington, DC 20004
Tel: (703) 752-6500	Tel: (202) 637-2200

The Registration Statement on Form S-8 (Registration No. 333-135075) (the “Registration Statement”) of Analex Corporation, a Delaware corporation (“Analex”), pertaining to the registration of certain shares of Analex’s common stock, par value $0.02 per share (“Analex Common Stock”), issuable to eligible employees of Analex under the Analex Corporation 2006 Long-Term Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 16, 2006.

QinetiQ North America Operations LLC, a Delaware limited liability company (“QNA”), Apollo Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of QNA (“Purchaser”) and Analex entered into an Agreement and Plan of Merger, dated as of January 20, 2007, that provides for, among other things, the merger of Purchaser with and into Analex with Analex surviving as a wholly owned subsidiary of QNA and the conversion of each outstanding share of Analex Common Stock into the right to receive $3.70 net to the holder in cash, without interest (subject to applicable withholding taxes) (the “Merger”).

On March 13, 2007, Purchaser acquired over 90% of the outstanding Analex Common Stock and subsequently effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on March 14, 2007 (the “Merger Date”).

As a result of the Merger, Analex has terminated all offerings of Analex Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Analex hereby removes from registration all shares of Analex Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, County of Fairfax, State of Virginia, on the 15th day of March, 2007.

By:	/s/ Sterling E. Phillips, Jr.
Name:	Sterling E. Phillips, Jr.
Title:	Chief Executive Officer